                       CONSULTING AGREEMENT

This Consulting Agreement ("Agreement"), dated as of July 1, 1995, is by and between Vari-Lite Holdings, Inc. (the "Company") and James H. Clark, Jr. ("Consultant").

                       W I T N E S S E T H:

WHEREAS, the Company wishes to enter into a consulting relationship with Consultant; and

WHEREAS, Consultant desires to enter into a consulting relationship with the Company upon the terms and conditions hereinafter contained;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and of the mutual benefits accruing to the Company and to Consultant from the consulting relationship to be established between the parties by the terms of this Agreement, the Company and Consultant agree as follows:

1.   CONSULTING RELATIONSHIP.  The Company hereby retains
     Consultant, and Consultant hereby agrees to be retained by the Company, as an independent consultant, and not as an employee.

2. CONSULTING SERVICES. Consultant agrees that during the term of this Agreement:

     (a) POSITION AND DUTIES. Consultant will devote his best efforts to this position as an independent consultant and will perform such duties and execute the policies of the Company as determined by the Board of Directors or President of the Company, or their designee. Consultant shall exercise a reasonable degree of skill and care in performing such duties.

     (b) QUALIFICATIONS. Consultant's qualifications for providing consulting services include:

          (i)  Knowledge and expertise in business and finance
               (Undergraduate degree from Yale and MBA from Stanford);

          (ii) Extensive business and social relationships throughout the U.S. and particularly in Dallas, Texas;

         (iii) Sophisticated investor and businessman;

          (iv) Extensive knowledge of the structure and operations of the Company; and

          (v) Knowledge of various segments of business such as finance, real estate, accounting and legal.

     (c) AVAILABILITY. Consultant shall be available to render services to the Company under this Agreement upon receipt of five days' written notice from the Company and for a minimum of 60 days during any 12-month period commencing on the date of this Agreement or any anniversary thereof. Consultant shall not be obligated to render in excess of 90 days of service during any such 12-month period. Consultant shall not be obligated to render any services under this Agreement during any such period when he is unable to do so due to illness, disability or injury.


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

     (d) AUTHORITY. Consultant shall have no authority over any employee or officer of the Company, except as may be necessary in routine performance of his duties hereunder, nor shall the Company be required in any manner to implement any plans or suggestions Consultant may provide.

3.   COMPENSATION.

     (a) CONSULTING FEE. The Company agrees to pay Consultant for his services performed under this Agreement at the rate of $8,333 per month or $100,000 per year ("Consulting Fee"), whether or not services are actually rendered hereunder.

     (b) SPLIT-DOLLAR INSURANCE. Consultant shall be eligible, directly or indirectly through a designated owner, to receive benefits (including the right to designate one or more beneficiaries) under (i) Life Insurance Policy No. 8592938, from Massachusetts Mutual Life Insurance Company and any agreement or instrument between the Company and the designated owner of such policy with respect to such policy, (ii) Life Insurance Policy No. 67127330, from
          John Hancock Mutual Life Insurance Company and any Split-Dollar Life Insurance Agreement and Assignment of Life
          Insurance Policy as Collateral between the Company and the designated owner of such policy with respect to such policy and (iii) any additional or substitute split-dollar insurance policy, plan or program hereafter obtained or established for, or made available to, officers or directors of the Company; provided, however, that at any time during the Consulting Term the terms of any such split-dollar insurance policies, plans or programs shall be equivalent to or exceed the terms, taken as a whole, of the policies described in clauses
          (i) and (ii) above, as currently in effect.

     (c) OTHER EMPLOYEE BENEFITS. Except as expressly provided in this Agreement, Consultant shall not be entitled, based on his status as a consultant, to participate in or receive benefits under any programs maintained by the Company for its employees, including, without limitation, life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits.

4.   BUSINESS EXPENSES.

     (a) OUT-OF-POCKET EXPENSES. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in the conduct of the Company's business, provided that Consultant submits expense accounts accompanied by receipts and vouchers within 12 months following the expenditures.

     (b) OFFICE SPACE EXPENSES. The Company shall pay Consultant and/or Consultant's designees an aggregate of $1,000 per month to reimburse Consultant for expenses incurred in connection with the maintenance of offsite office space provided by Consultant for the benefit of the Company, including, but not limited, to the hiring of support staff.

5. TERM. This Agreement shall continue for a term of three years commencing as of the date first above written, provided that such term shall automatically be extended for one year for each complete year Consultant provides services hereunder.
     The term as originally set forth or as automatically extended is referred to hereinafter as the "Consulting Term."


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6.   TERMINATION.  This Agreement may be terminated by either party at any time in accordance with the following provisions. In the event of such termination, Consultant's rights and entitlements shall be determined in accordance with the following provisions.

     (a) DEATH. If Consultant dies, this Agreement shall terminate as of the date of death. Upon termination due to Consultant's death, Consultant's estate shall receive the Consulting Fee through the end of the month in which the death occurs.

     (b) DISABILITY. If Consultant suffers a Permanent Disability (as defined below), the Company may terminate this Agreement by written notice effective as of the Date of Disability (as defined below). If this Agreement is terminated by reason of a Permanent Disability, from the Date of Disability until the end of the Consulting Term in effect immediately prior to the termination, the Company shall pay to Consultant his Consulting Fee.

          For the purpose of this Agreement, "Permanent Disability" shall mean the inability to perform the services required hereunder due to mental or physical disability which prevents Consultant from substantially performing his duties hereunder and continues for either (i) a total of 180 working days during any 12-month period or (ii) 150 consecutive working days. "Date of Disability" shall mean the date following the last of such days to so occur. If either party disputes, after notice from the other, that Consultant is disabled, such dispute shall be submitted to a physician mutually satisfactory to Consultant and the Company. If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who shall select a third physician whose determination of Consultant's ability to perform shall be conclusive and binding on the parties. Evidence of such disability, as so certified, shall be conclusive notwithstanding that a disability policy, or clause in an insurance policy, covering Consultant shall contain a different definition of "permanent disability." The Company shall pay the fees and expenses of each physician so appointed.

     (c) FOR CAUSE. The Company may terminate this Agreement for Cause (as defined below) at any time, without any additional notice. The Company shall inform Consultant as to the grounds for such termination. Consultant shall not be entitled to damages for such termination and shall have no claim for such damages, and shall be entitled after such termination to receive the Consulting Fee only through the date of termination.

          For purposes of this Agreement, "Cause" shall mean (i) the willful, continued and material failure by Consultant to follow the reasonable and lawful directions of the Board of Directors in connection with Consultant's duties hereunder or to comply with any provision of this Agreement, but only after (1) the Chairman of the Executive Committee of the Board of Directors ("Executive Committee") (or, if Consultant is the Chairman, another member of the Executive Committee elected by the member or members thereof other than Consultant), pursuant to resolutions adopted by a majority of the members of the Executive Committee (excluding Consultant if he is a member of the Executive Committee), delivers a written demand to Consultant for substantial performance specifically setting forth the manner in which the Executive Committee believes Consultant has failed to follow such directions or to comply with this Agreement and (2) the failure to follow such directions or to comply with this Agreement continues for a period of 30 days; (ii) Consultant's gross negligence or intentional misconduct in the performance of his duties hereunder;
          (iii) Consultant's conviction of a felony; or (iv) the commission by Consultant of any act involving embezzlement or fraud.


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     (d)  WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION.  The Company
          may terminate this Agreement for other than death, disability, breach or injurious conduct or Change of Control (as defined below) upon 30 days prior written notice.

          If at any time during the Consulting Term, an event of Constructive Termination (as defined below) occurs, then Consultant shall have the right upon 30 days prior written notice to the Company to terminate his services hereunder. Such termination shall be deemed a "Constructive Termination" of this Agreement by the Company.

          In addition to any other rights of Consultant, if termination is (i) by the Company for other than death, disability, breach or injurious conduct or Change of Control, or (ii) on the basis of a Constructive Termination, from the date of termination until the end of the Consulting Term, the Company shall pay to Consultant his Consulting Fee.

          For purposes of this Agreement, "Constructive
          Termination" means the following:

          (i) the continued and material failure of the Company to comply with its covenants and obligations under this Agreement, but only after (A) Consultant delivers written demand to the Company for substantial performance specifically setting forth the manner in which he believes the Company has so failed to comply with its covenants and obligations and (B) such material failure continues for a period of ten days;

          (ii) the assignment to Consultant of any duties inconsistent in any respect with Consultant's position, duties or responsibilities as contemplated in Section 2 of this Agreement, which results in a diminution in such position, duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Consultant;

          (iv) any purported termination by the Company of this Agreement other than as expressly permitted by this Agreement; or

          (v) any failure by the Company to comply with and satisfy Section 10(c)(iii) of this Agreement, provided that the successor referred to therein has received at least ten days prior written notice from the Company or Consultant of the requirements of Section 10(c)(iii).

     (e) CHANGE OF CONTROL. Upon 30 days prior written notice to the other party stating the grounds for such termination, either the Company or Consultant may terminate this Agreement as the result of a Change of Control.

          A "Change of Control" shall be deemed to have occurred if
          (i) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; (ii) the Company sells all or substantially all of its assets to another corporation, which is not a wholly-owned subsidiary of the Company; (iii) any person or group within the meaning of the Securities Exchange Act of 1934, as amended, acquires (together with voting securities of the Company held by such person or group) 30% or more of the outstanding voting


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          securities of the Company (whether directly, indirectly,
          beneficially or of record) pursuant to any transaction or combination of transactions; (iv) there is a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirements; or (v) the individuals who, at the beginning of any period of twelve consecutive months, constituted the Board of Directors cease, for any reason, to constitute at least a majority thereof, unless the nomination for election or election by the Company's shareholders of each new director of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to have occurred upon the consummation of an initial public offering of the Company's capital stock or the issuance of capital stock by the Company approved by a vote of at least two-thirds of the directors then in office.

          If this Agreement is terminated as a result of a Change of Control or if Consultant elects to terminate this Agreement as the result of a Change of Control at any time within two years after the Change of Control, then from the date of termination until the end of the Consulting Term, the Company shall pay to Consultant his Consulting Fee (the "Severance Payments").

     (f) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. If Severance Payments pursuant to Section 6(e) of this Agreement become subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), the Company shall pay to Consultant an additional amount (the "Gross-Up Payment") such that the net amount retained by Consultant, after deduction of any Excise Tax on the Severance Payments (and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 6(f)), shall be equal to the Severance Payments.

          (i) For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payment or benefit received or to be received by Consultant in connection with a Change of Control and the subsequent termination of this Agreement (whether such termination is pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any other person whose actions resulted in the Change of Control or with any person affiliated with the Company or such other person) shall be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to Consultant such other payments or benefits (in whole or in part) do not constitute parachute payments (including by reason of Section 280G(b)(4)(A) of the Code) or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as determined according to Section 280G(b)(3) of the Code, any final or temporary regulations promulgated under Section 280G of the Code and any interpretations thereof by the Internal Revenue Service) allocable to such reasonable compensation, or are


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               otherwise not subject to the Excise Tax, (B) the amount
               of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance
               Payments and (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (A) above), and
               (C) the value of any non-cash benefit, deferred payment or other benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (ii) For purposes of determining the amount of the Gross-Up Payment, Consultant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Consultant's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Consultant's termination of employment, Consultant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Consultant to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in
               Section 1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Consultant's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Consultant with respect to such excess) at the time that the amount of such excess is finally determined. Consultant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.

     (g)  TIME FOR PAYMENT.  Except as otherwise provided in this
          Section 6, the Company shall pay any Consulting Fee, or portion thereof, due to Consultant or his heirs or legal representatives under this Section 6 on the Company's regularly scheduled paydays.

7.   ADDITIONAL OBLIGATIONS OF CONSULTANT.

     (a) TITLE TO CERTAIN TANGIBLE PROPERTY. All tangible materials (whether original or duplicates) including, but not limited to, equipment purchase agreements, file or data base materials in whatever form, books, manuals, sales literature, equipment price lists, training materials, client record cards, client files, correspondence, documents, contracts, orders, messages, memoranda, notes, agreements, invoices, receipts, lists, software listings or printouts, specifications, models, computer programs and records of any kind in the possession or control of Consultant which in any way relate or pertain to the Company's business, including the business of subsidiaries or other affiliates of the Company, whether


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          furnished to Consultant by the Company or prepared, compiled or acquired by Consultant during his consulting relationship with Company, shall be the sole property of the Company. At any time upon request of the Company, and in any event promptly upon termination of this Agreement, Consultant shall deliver all such materials to the Company. The Company shall be under no obligation to pay to Consultant any sums of money then due Consultant or becoming due thereafter until Consultant has complied with the provisions of this
          Section 7(a).

     (b) TITLE TO CERTAIN INTANGIBLE PROPERTY. Consultant shall immediately disclose and assign to the Company all his right, title and interest in any inventions, models, processes, patents, copyrights and improvements thereon relating to services or processes or products of the Company or its affiliates that he conceives or acquires during any consulting relationship with the Company or that he may conceive or acquire during a period of one year after termination of this Agreement.

     (c) CONFIDENTIAL INFORMATION; RECORDS. Consultant recognizes that Consultant's retention by the Company is one of the highest trust and confidence by reason of Consultant's access to and contact with certain trade secrets, confidential business practices and proprietary information of the Company (collectively, "Trade Secrets"). Consultant shall use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets. Except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, Consultant shall not, either during the Consulting Term or thereafter, directly or indirectly, use for Consultant's own benefit or for the benefit of another, or disclose, disseminate or distribute to another, any of the Trade Secrets (whether or not acquired, learned, obtained or developed by Consultant alone or in conjunction with another) of the Company or of any other person with whom the Company has a business relationship. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by Consultant during the Consulting Term arising out of, in connection with or related to any activity or business of the Company (other than records and personal notes received or prepared by Consultant in his capacity as a director of the Company) are and shall continue to be the sole and exclusive property of the Company, and shall, together with all copies thereof, be delivered to the Company by Consultant immediately when Consultant ceases to be retained by the Company, or at any other time upon the Company's demand.

     (d) NONCOMPETITION AGREEMENT. Consultant acknowledges and agrees that as a result of his consulting relationship with the Company, including, without limitation, the experience he will gain therefrom and the information he will acquire regarding the Trade Secrets, he will be able to injure the Company if he should compete with the Company in a business that is competitive with the business conducted or to be conducted by the Company.
          For these reasons, Consultant hereby agrees as follows:

          (i) Without the prior written consent of the Company, Consultant shall not, during the term of this Agreement, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (A) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with that of the Company or its affiliates, (B) accept employment with or render services to a competitor of the Company or any of its affiliates as


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               a director, officer, agent, employee or consultant,
               (C) contact, solicit or attempt to solicit or accept business from any (1) customers of the Company or its affiliates or (2) person or entity whose business the Company or its affiliates is soliciting or (D) contact, solicit or attempt to solicit or accept or direct business that is competitive with such business being conducted by the Company or any of its affiliates during the term of this Agreement from any of the customers of the Company or any of its affiliates. For purposes of this Section 7, a "competitor" specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities that market products and/or perform services in direct or indirect competition with the products marketed and/or services performed by the Company or its affiliates anywhere in the world. Without limiting the generality of the foregoing, the Company's products and services include, but are not limited to, professional and architectural lighting, sound reinforcement, stages and stage sets, design and production management and other similar products and services for concert touring, theatre, television and film, corporate events and conventions, commercial buildings and similar markets. As used in this Section 7, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company.

          (ii) Upon termination of this Agreement for any reason, and for a period of two years thereafter, Consultant shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, in any geographic market in which the Company or any of its affiliates is doing business on the date of termination, (A) contact, solicit or attempt to solicit or accept business from any party (1) who, on the date of termination of this Agreement or within one year prior thereto, was a customer of the Company or its affiliates, or (2) whom Consultant solicited, contacted or otherwise dealt with on behalf of the Company or any of its affiliates within one year prior to such date of termination or (B) hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained during the term of this Agreement concerning the names and addresses of employees of the Company or its affiliates. Notwithstanding the foregoing, if this Agreement terminates for any reason and the Company fails to perform timely its obligations under Section 6 of this Agreement, Consultant's obligations under this
               Section 7(d) shall permanently terminate; provided, however, that the Company shall not thereby be released of its obligations under this Agreement, including, without limitation, its payment obligations under Section 6.

     (e) ACKNOWLEDGEMENTS. Consultant acknowledges and recognizes that the enforcement of any of the nondisclosure and noncompetition provisions in Section 7 of this Agreement by the Company will not interfere with Consultant's ability to pursue a proper livelihood. Consultant further represents that he is capable of pursuing a career in other industries other than the Company's to earn a proper livelihood. Consultant recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and goodwill of the Company. Consultant agrees that due to the nature of the Company's business, the noncompetition restrictions set forth in this Agreement are reasonable as to time and geographic area. At any time during the


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


          Consulting Term and for a period of two years thereafter, the Company may request Consultant to supply such information as the Company deems necessary to ascertain whether or not Consultant has complied with, or has violated, the restrictive covenants of Section 7 of this Agreement. Consultant shall furnish the requested information to the Company within 10 days following the receipt of such request.

     (f) REMEDIES. Consultant recognizes and acknowledges that the ascertainment of damages in the event of his breach of any provision of Section 7 of this Agreement would be difficult, and Consultant agrees that the Company, in addition to all other remedies it may have, shall have the right to specific performance or injunctive relief to enforce its terms if there is such a breach, without any requirement to post bond or other security.

     (g) SURVIVAL. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 7 of this Agreement shall survive any termination of this Agreement.

8. NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and shall be either (i) delivered in person, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid,
     (iii) delivered by overnight express delivery service or same-day local courier service or (iv) delivered by facsimile transmission, to the addresses set forth below.

     If to Company:           Vari-Lite Holdings, Inc.
                              201 Regal Row
                              Dallas, Texas  75247
                              Facsimile:  (214) 630-5867

     If to Consultant:        James H. Clark, Jr.
                              Preston Commons West, Suite 220
                              8117 Preston Road
                              Dallas, Texas  75225
                              Facsimile:  (214) 696-2228

     Notices delivered personally, by overnight express delivery, local courier or facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing. Any party may change its address for notice by written notice in accordance with this Section given to the other parties.

9. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement (including, without limitation, whether termination has been for "conduct injurious to the Company" pursuant to Section 6(c)) shall be settled by binding arbitration. Any such arbitration proceedings shall be conducted as follows:

     (a) Arbitration shall be conducted by three arbitrators, one to be selected by each of the parties and the third to be designated by the two arbitrators so selected. If the two arbitrators cannot agree on the third arbitrator, the American Arbitration Association in Dallas, Texas, where the arbitration shall take place shall select the third arbitrator.

     (b) The arbitration shall follow the standard rules and procedures of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with Texas rules of evidence, shall grant essential but limited discovery, shall provide for the exchange of witness lists and exhibit copies, shall conduct a pretrial hearing and shall consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

     (c) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party will cooperate with the arbitrators to comply with procedural time requirements, and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party.

     (d) The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties, and accordingly the Company and Consultant shall promptly comply with the terms of such award, and a judgment by a court of competent jurisdiction may be entered in accordance therewith.

     (e) The fees and expenses of the arbitrators in connection with the resolution of disputes pursuant hereto shall be borne by the party who does not prevail in the arbitration.

     (f) The Company and Consultant hereby consent to the jurisdiction of the courts of the State of Texas for purposes of entering judgment with respect to an arbitration award.

10.  MISCELLANEOUS PROVISIONS.

     (a) ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Company and Consultant concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Consultant and the Company.

     (b) COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     (c)  SUCCESSORS AND ASSIGNS.

          (i) This Agreement shall be binding upon, inure to the benefit of and be enforceable by Consultant and Consultant's legal representatives. This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution.

          (ii) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns. The Company shall have the right to assign this Agreement to a parent, affiliate or subsidiary corporation or to any corporation succeeding to substantially all of the assets and business of the Company whether by merger, consolidation, acquisition or otherwise.

         (iii) The Company shall require any successor (whether direct or indirect, by merger, consolidation, acquisition or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

     (d) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable in Dallas, Dallas County, Texas.

     (e) AMENDMENT. This Agreement may be amended, or a new agreement substituted, at any time and from time to time only by a written instrument duly authorized and executed by the Company and Consultant.

     (f) WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof.

     (g) PARTIAL INVALIDITY AND SEVERABILITY. If any one or more of the provisions contained in this Agreement for any reason is held to be illegal, invalid or unenforceable, the illegality, invalidity or unenforceability will not affect, impair or invalidate any other provision of this Agreement, which will be construed as if the illegal, invalid or unenforceable provision had not been contained in this Agreement and, in lieu of each illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In addition, however, Consultant agrees that the provisions of Sections 9 and 10 of this Agreement each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Consultant contained in Section 7.

     (h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.


         [THE NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   CONSULTANT:

                                   /s/ James H. Clark, Jr.
                                   ---------------------------------------
                                   James H. Clark, Jr.



                                   COMPANY:

                                   Vari-Lite Holdings, Inc.


                                   By: /s/ H. R. Brutsche III
                                      ------------------------------------
                                      H. R. Brutsche III
                                      Chairman of the Board and President




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